Exhibit 10.3

CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

THIS AGREEMENT is made and entered into effective the *** day of ***, 20***, by and between Cabela’s Incorporated, a Delaware corporation (“Cabela’s”) and *** (“Employee”).

WITNESSETH:

WHEREAS, Cabela’s is in the business directly and indirectly through its subsidiaries of the marketing and sale of hunting, fishing and camping equipment and other outdoor sporting and recreational goods, apparel and services through retail stores (the “Retail Business”) and through direct marketing including paper or other tangible catalogs, electronic catalogs or other electronic media (the “Direct Marketing Business”); and

WHEREAS, Cabela’s has established the Cabela’s Incorporated 2004 Stock Plan (the “2004 Plan”) and has conditioned the grant of certain stock options to Employee pursuant to the 2004 Plan upon Employee entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and as a condition to Cabela’s granting Employee stock options pursuant to the 2004 Plan, the parties agree as follows:

1.  Nondisclosure of Confidential Information. In order to permit Employee to function as a member of management, Employee acknowledges that, through the course of Employee’s employment with Cabela’s, Employee has and will be given access to and will become familiar with highly sensitive, confidential and proprietary information of Cabela’s and its subsidiaries (the “Company”), which may include, without limitation, information about marketing plans and strategies (including, without limitation, proprietary credit card marketing programs), goods and services, customers and prospective customers (including, without limitation, its customer mailing list and customer database), vendors and suppliers (including, without limitation, its vendor list and all terms and conditions of its vendor agreements), buying practices, miscellaneous business relationships, personnel and compensation, financial and accounting data, operational and other business affairs and methods, contracts, technical data, know-how, computer software and other proprietary and intellectual property and plans and strategies for future developments relating to any of the foregoing (collectively, “Confidential Information”). The Confidential Information shall not include any materials that are publicly known or generally utilized by others in the same business of Company. Employee further acknowledges that the Confidential Information is a valuable, special and unique assets of Company and that the business of Company would be irreparably damaged if the Confidential Information was disclosed to or utilized by persons or entities outside Company. Company considers its Confidential Information to constitute trade secrets as contemplated by the Nebraska Trade Secrets Act or any other applicable law affording Company protection of its trade secrets. However, irrespective of whether the Confidential Information constitutes trade secrets as defined by the applicable trade secret laws, Employee acknowledges and agrees that the Confidential Information is nevertheless protected from disclosure by virtue of Employee’s acknowledgments and covenants to refrain from unauthorized use or disclosure as set forth in this paragraph as well as Employee’s fiduciary duty as an employee or former employee to maintain the secrecy and confidentiality of the Confidential Information.

In recognition of the foregoing, Employee acknowledges and agrees that the Confidential Information is and shall at all times remain the sole and exclusive property of Company. Employee further agrees that during the term of Employee’s employment with Company and for a period after termination of such employment until the Confidential Information becomes publicly known, if ever, Employee shall not directly or indirectly disclose any of the Confidential Information to any person or entity except those who are required to have such knowledge in connection with their work for Company or utilize any of the Confidential Information for any purpose except in the course of performing duties in furtherance of Company’s business. Employee further agrees that upon termination of Employee’s employment with Company, Employee shall promptly return to Company all property of any kind which contain any Confidential Information including, without limitation, all documents, computer disks and records.

2.  Company’s Right to Inventions. Employee shall promptly disclose, grant and assign to Company for its sole use and benefit any and all inventions, improvements, technical information, methods and suggestions relating in any way to the business of Company, which Employee may develop, invent, write, create, produce or acquire during the period of Employee’s employment with Company (whether or not during usual working hours) together with all patent applications, letters of patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement, technical information, method or suggestion. In connection therewith, Employee shall, without charge, but at the expense of Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be reasonably necessary or proper in the reasonable opinion of Company to vest title in any such inventions, improvements, technical information, methods, suggestions, patent applications, patents, copyrights or reissues of any the foregoing in Company and to enable it to obtain and maintain the entire right and title thereto throughout the world. Employee further agrees to render to Company at its expense (including a reasonable payment for the time involved in case he or she is not then in its employ) all such assistance as it may reasonably require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense or interferences which may be declared involving any said applications, patents or copyrights, and in any litigation in which Company may be involved relating to any such patents, copyrights, inventions, improvements, technical information, methods or suggestions.

3.  Restrictive Covenants. Employee acknowledges that Company has expended and will expend considerable time, effort and resources to market the goods and services sold by Company, that the relationships between Company and its employees, customers and prospective customers, manufacturers, vendors and suppliers are valuable assets of Company and key to its success and that employees of Company establish close professional relationships with manufacturers, vendors and suppliers of Company in the course of their employment with Company, all of which constitute good will of Company. Employee further acknowledges that because the Confidential Information could not practically be disregarded, the provision of similar employee services to a competitor of Company immediately following the termination of Employee’s employment with Company would inherently and inevitably result in the use of Confidential Information by Employee, even if Employee were to use Employee’s best efforts to avoid using such Confidential Information. In recognition of the foregoing and in order to prevent the improper use of Confidential Information and the resulting unfair competition and misappropriation of Company’s goodwill and other proprietary interests, Employee agrees that while employed by Company and for a period of eighteen (18) months after termination of Employee’s employment for any reason whatsoever, whether voluntary or involuntary, Employee will not, directly or indirectly, as an employee, owner, broker, consultant, joint venturer, director, independent contractor or otherwise:

a.   Encourage any manufacturer, vendor or other supplier of Company to curtail, sever or alter the relationship or business of such manufacturer, vendor or other supplier with Company;

b.   Employ, solicit for employment or advise or recommend to any person that such person solicit for employment or employ, any individual who is, has agreed to be or within one year of such employment or solicitation has been employed by Company;

c.   Work for himself or any other person or entity which is engaged in the Retail Business in competition with Company in an employee, managerial, marketing or sales capacity that poses the threatened or inevitable disclosure or use by Employee of the Confidential Information known to Employee regarding the Retail Business of Company. Notwithstanding the foregoing, Employee shall thereafter still be restricted from utilizing the Confidential Information of Company pursuant to paragraph 1 hereof; or

d.   Work for himself or any other person or entity which is engaged in the Direct Marketing Business in competition with Company in an employee, managerial, marketing or sales capacity that poses the threatened or inevitable disclosure or use by Employee of the Confidential Information known to him regarding the Direct Marketing Business of Company. Notwithstanding the foregoing, Employee shall thereafter still be restricted from utilizing the Confidential Information of Company pursuant to paragraph 1 hereof.

4.  Employment Status. Nothing contained in this Agreement shall be deemed to alter or modify Employee’s status as an employee at will of Company.

5.  Future Stock Options. Nothing contained in this Agreement is intended to or shall be construed to impose any obligation on Company to grant stock options to Employee other than stock options granted by the Board of Directors prior to execution of this Agreement.

6.  Enforcement / Stock Options Forfeiture. If Employee violates any of the terms of this Agreement, Employee forfeits all unexercised stock options given as consideration for this Agreement and previously, if applicable, and all Company obligations to Employee regarding the stock options shall cease. In the event that, subsequent to the closing of the purchase and sale of Employee's Cabela's stock, Employee violates any of the provisions of this Agreement, the balance of the outstanding payments (as described in Section 7 of the Stock Restriction Agreement between Employee and Company) shall automatically reduce retroactively to zero as of the effective date of sale, and Employee shall be required to refund any amounts received pursuant to Section 7 of the Stock Restriction Agreement in excess of the option price, and Company shall be released from making any payments of principal on any note issued under Section 7 of the Stock Restriction Agreement (and all interest on such principal). Employee and Company agree that said stock option forfeitures and stock payment reimbursements represent an approximation, based on the facts and circumstances currently known, of the actual damages Company would experience if Employee violates the terms of this Agreement and are not imposed as a penalty. In addition to the foregoing, Company shall also be entitled to equitable relief including such injunctive relief as may be necessary to protect the interests of  Company and as may be necessary to specifically enforce Employee's obligations hereunder. Employee acknowledges that the restrictive covenants contained in this Agreement are reasonable and necessary to protect Company’s legitimate business interests and that any breach thereof will result in irreparable injury to Company. Employee acknowledges that money damages alone will not adequately compensate Company for breach of any of Employee's covenants and agreements as stated in this Agreement. Employee further acknowledges that the remedies of forfeiture and injunctive relief are cumulative and the stock options forfeiture is not intended as a "buyout" option for Employee or a substitute for Employee's performance under this Agreement.

7.  Severability; Reformation. Company and Employee agree that if any provision of this Agreement should be determined to be unenforceable for any reason, such provision shall be deemed separate and severable, it being specifically agreed that unenforceability of any one or more provisions shall not invalidate or render unenforceable any of the remaining provisions hereof. Company and Employee further agree that it is their desire and intent that the provisions of this Agreement shall be enforced to the fullest extent legally permissible. Therefore, if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provisions to such narrower scope as it determines to be enforceable.

8.  Waiver, Amendment, Modification. The waiver by Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by Employee, shall not be effective unless such waiver is in writing signed by Company. No waiver by Company of, or consent by Company to, a breach by Employee, will constitute a waiver of, consent to or excuse of any other or subsequent breach by Employee. In addition, Employee acknowledges and agrees that the waiver of similar provisions of any substantially similar agreement of another employee will not serve as precedent for Employee, it being expressly acknowledged that Company can assess each situation on an individual and independent basis depending on the particular facts and circumstances. This Agreement may be amended or modified only with the written consent of both Employee and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

9.  Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Nebraska. Each of the parties irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in Nebraska, as applicable, for any matter arising out of or relating to this Agreement, except that, in actions seeking to enforce any order or any judgment of such federal or state courts located in Nebraska, such personal jurisdiction shall be nonexclusive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CABELA'S INCORPORATED, a Delaware corporation

By:
Its:

***, Employee

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